EXHIBIT 99.26
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com


FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 12, 2002


                 BANYAN STRATEGIC REALTY TRUST REPORTS
                      THIRD QUARTER 2002 RESULTS


OAK BROOK, ILLINOIS - NOVEMBER 12, 2002 - Banyan Strategic Realty Trust (OTCBB: BSRTS) announced today that for the nine months ended September 30, 2002, the Trust's Net Assets in Liquidation decreased by approximately
$9.0 million, from approximately $12.4 million at December 31, 2001, to approximately $3.4 million at September 30, 2002. The decrease was due primarily to distributions that were paid to shareholders during the nine months in the amount of approximately $7.7 million and an operating loss of approximately $1.7 million, which was offset by a net gain on the disposition of investment in real estate held for sale of approximately $0.2 million and approximately $0.2 million of interest income on cash and cash equivalents.

For the nine months ended September 30, 2001, the Trust's Net Assets in Liquidation decreased by approximately $49.9 million, from approximately $64.2 million at December 31, 2000 to approximately $14.3 million at September 30, 2001. The decrease was primarily the result of distributions paid and payable to shareholders of approximately $77.3 million.
Offsetting this decrease were: gains on the sale of 24 of the Trust's 27 properties on May 17, 2001 (net of minority interests of approximately $6.4 million) of approximately $25.8 million; operating income in the amount of approximately $3.1 million; recovery of losses on loans, notes and interest receivable of approximately $0.9 million and $0.6 million of interest income on cash and cash equivalents, which was reduced by depreciation expense of approximately $2.9 million. These results are not comparable to the results for the nine months ended September 30, 2002.

For the quarter ended September 30, 2002, the Trust's Net Assets in Liquidation decreased by approximately $0.6 million, from approximately $4.0 million at June 30, 2002, to approximately $3.4 million at September 30, 2002. The decrease was primarily due to an operating loss of approximately $0.6 million.

For the three months ended September 30, 2001, the Trust reported that its Net Assets in Liquidation decreased by approximately $3.8 million, from approximately $18.1 million at June 30, 2001 to approximately $14.3 million at September 30, 2001. The decrease was primarily attributable to the distribution of $0.20 per share, amounting to approximately $3.1 million that was payable to shareholders of record on September 24, 2001 and paid on October 24, 2001. Also contributing to the decrease in Net Assets in Liquidation was an operating loss of approximately $0.3 million, depreciation expense of approximately $0.3 million and minority interest of $0.2 million, offset by approximately $0.2 million of interest income on cash and cash equivalents. These results are not comparable to the results for the quarter ended September 30, 2002.

BANYAN STRATEGIC REALTY TRUST
ADD 1



TRANSFER OF ASSETS TO LIQUIDATING TRUST
---------------------------------------

As previously announced, on August 30, 2002, the Trust submitted a written request for "no-action" relief to the Securities and Exchange Commission (the "Commission") in connection with the Trust's intention to transfer all of its remaining assets and liabilities into a liquidating trust and to cease business operations on December 31, 2002. The Trust requested relief from, among other things, the following: (i) registration of the issuance of the beneficial interests of the liquidating trust under the Securities Act of 1933, as amended; and (ii) the requirement of the liquidating trust to file current reports and audited financial statements under the Securities Exchange Act of 1934, as amended. If Banyan is granted the no-action relief it has sought, it is poised and ready to dissolve on December 31, 2002, and, unless the pending litigation involving suspended president Leonard G. Levine is resolved by that time, to accomplish the dissolution by transferring all remaining liabilities and assets into a liquidating trust on that date. If the Levine litigation has been resolved by December 31, 2002, the liquidating trust may not be necessary.

Banyan emphasized that once it transfers all of its assets and liabilities into a liquidating trust, which is expected to occur on December 31, 2002, there will be no further trading in Banyan's shares of beneficial interest.

In order to fund the litigation and other operations of the liquidating trust and to maintain adequate reserves, Banyan indicated that there would be no distribution to shareholders prior to December 31, 2002. Instead, at the completion of the litigation and conclusion of the liquidating trust, all funds remaining at that time will be distributed to shareholders.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. The remaining properties were sold on April 1, 2002 and May 1, 2002 and October 16, 2002. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.45 per share. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.

Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please also see the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that was included in our Form 10-Q for the quarter ended
September 30, 2002 which was filed with the Securities and Exchange Commission on November 6, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.



          SEE BANYAN'S WEBSITE AT http://www.banyanreit.com.








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